Reed’s Inc. Appoints Thomas J. Spisak as Chief Financial Officer

NORWALK, CT, December 2, 2019 (GLOBE NEWSWIRE) — Reed’s Inc. (Nasdaq: REED) (“Reed’s or the “Company”), owner of the nation’s leading portfolio of handcrafted, all-natural beverages, today announced the appointment of Thomas J. Spisak as Chief Financial Officer, effective December 2, 2019.

Mr. Spisak brings to Reed’s nearly 30 years of experience providing financial leadership, including extensive expertise over a broad range of finance functions during his 26 year tenure in the North America region of Diageo, a multinational alcoholic beverage company with net sales over UK £12.9 billion (U.S. $16 billion). Mr. Spisak held numerous positions in multiple divisions of Diageo, most recently serving as Vice President of Finance and Controller of North America. Previously, he held positions of Vice President of Commercial Finance, Director of Business Performance and Senior Finance Director of Marketing and Innovation Decision Support, as well as other roles in finance. Prior to Diageo, Mr. Spisak served at International Masters Publishers, Inc., a private company with publishing activities in 35 countries. Mr. Spisak holds an MBA in International Business from Fairfield University and a Bachelor of Science in Finance from the University of Rhode Island.

“We are thrilled to have someone with Tom’s significant beverage company experience join Reed’s as we embark on the next chapter of the Company’s history building our world class brands,” said John Bello, Chairman and Interim CEO of Reed’s, Inc. “We are well positioned with strong on-trends brands, a pipeline of innovation and significant new category and channel opportunities to drive growth. We have been building an experienced operating team to execute this next phase of our growth and are excited about our opportunities to further build our brands and drive shareholder value.”

“I’m honored to be joining the Reed’s family at such an exciting time with an incredibly talented team. I look forward to helping position the Company for future growth and expansion,” said Mr. Spisak.

Joann Tinnelly, who served as Interim Chief Financial Officer during the transition, will resume her role as Vice President and Corporate Controller of Reed’s Inc. and take on an expanded role in Finance and Corporate Strategy reporting directly to the CFO.

“I would like to thank Joann for her significant contributions over the last month during our recent search and transition. She has been invaluable throughout her tenure at Reed’s and has worked tirelessly to ensure a seamless transition,” continued Mr. Bello.

About Reed’s, Inc.:

Established in 1989, Reed’s is America’s best-selling Ginger Beer brand and has been the leader and innovator in the ginger beer category for decades. Virgil’s is America’s best-selling independent, full line of natural craft sodas. The Reed’s Inc. portfolio is sold in over 35,000 retail doors nationwide. Reed’s Ginger Beer is unique due to the proprietary process of using fresh ginger root combined with a Jamaican inspired recipe of natural spices and fruit juices. Reed’s uses this same handcrafted approach in its award-winning Virgil’s line of great tasting, bold flavored craft sodas.

For more information about Reed’s, please visit the Company’s website at: http://www.drinkreeds.com or call 800-99-REEDS. Follow Reed’s on Twitter, Instagram, and Facebook @drinkreeds.

For more information about Virgil’s please visit Virgil’s website at: http://www.virgils.com. Follow Virgil’s on Twitter and Instagram @drinkvirgils and on Facebook @drinkvirgilssoda.

CONTACT:

Investor Relations

Scott Van Winkle, ICR

(800) 997-3337 Ext 6

Or (617) 956-6736

Email: ir@reedsinc.com

www.reedsinc.com